PCS Edventures Announces 26% Increase in Revenues for FY2013

BOISE, Idaho – April 23, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced its preliminary revenues for FY2013 of $2.9MM.

The Company reported pre-audit revenues for the fiscal year ended March 31, 2013 with revenue of $2.9MM, up 26% from FY2012 with revenues of $2.3MM.

The source of increased revenues was primarily sales of PCS robotics programs.  Educational robotics kit sales worldwide are projected to exceed $1.6B in 2014, and PCS Edventures is actively pursuing this market.  The establishment of these robotics products into organizations across the United States continues to expand the PCS footprint in the US educational robotics market.

In addition, new revenue streams contributing to the increase include $60K from the new Learning Center pilot program launched last year, and an increase in International revenue with $100K in sales coming from STEM consulting work in Saudi Arabia.

Robert Grover, PCS CEO said, “It’s been a tremendous year of growth and change in the company, and we’ve succeeded in both reducing our overhead and boosting our revenues.  We have also established a new strategic infrastructure through pilots and relationship building that we believe will continue this pattern of growth and improvement. We have our eye on consistent returns for our shareholders and the entire team is in overdrive here to accomplish just that.”

Krystal Wright, PCS Controller, cautioned shareholders and investors by saying “I wish to emphasize that these revenue figures are pre-audit and do not represent management’s review or closing adjustments and are preliminary only.  We are unable to release any information on earnings or other details until our audit is complete.”

To learn more about PCS’s new and continuing initiatives, visit the PCS Investor News website. http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures!.com, Inc is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Krystal Wright 1.800.429.3110 x115 kwright@pcsedu.com

Investor Contact: Robert Grover 1.800.429.3110 x119, rgrover@pcsedu.com

Investor Relations Web Site: www.pcsedu.com/news

Copyright © 2013  PCS Edventures, Inc.   Information here to be considered Confidential.